SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
September 24, 2008
Date of Report (Date of earliest event reported)
Energy Transfer Equity, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
3738 Oak Lawn Avenue
Dallas, TX 75219
(Address of principal executive offices)
(214) 981-0700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Item 1.01 Entry into a Material Definitive Agreement.
The information from Item 8.01 is incorporated herein by reference.
     Item 7.01 Regulation FD Disclosure.
On September 23, 2008, Energy Transfer Partners, L.P. (the “Partnership”) issued a press release announcing entry into an agreement to form a joint venture company with OGE Energy Corp. (“OGE”) and engaged in a conference call to discuss such transaction. A copy of the press release is furnished as Exhibit 99.1 hereto and the slide presentation presented in connection with such conference call is furnished as Exhibit 99.2 hereto, each of which is incorporated herein by reference.
In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibits 99.1 and 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     Item 8.01 Other Events.
On September 22, 2008, the Partnership entered into a Contribution Agreement with OGE pursuant to which the Partnership and OGE agreed to form a joint venture company named ETP Enogex Partners LLC (“ETP Enogex”). ETP Enogex will be equally controlled by the Partnership and OGE.
Pursuant to the Contribution Agreement, the Partnership will contribute 100% of its ownership interest in the Transwestern pipeline, 100% of its ownership interest in Canyon Gas Resources and its 50% interest in the entity that owns the Midcontinent Express pipeline to ETP Enogex. OGE will contribute 100% of its ownership interest in Enogex LLC, a Delaware limited liability company (“Enogex”), to ETP Enogex.
Enogex operates a pipeline system engaged in natural gas gathering, compression, treating, dehydration, processing, transportation and storage. The Enogex system, located principally in Oklahoma, includes approximately 2,300 miles of natural gas transmission pipe and two storage facilities with total 2007 throughput of 1.52 billion cubic feet per day, connecting to 11 different intrastate and interstate pipelines at 64 interconnection points. The storage fields have working gas capacity of 23 billion cubic feet. Enogex has 175,000 horsepower of transmission compression. The Enogex gathering system has more than 5,534 miles of pipeline with connections to approximately 3,100 wells and 250 central receipt points, plus six active processing plants, with 723 million cubic feet per day of inlet capacity, and a 50% interest in an additional processing plant with 20 million cubic feet per day of inlet capacity. Enogex has 225,000 horsepower of owned gathering and processing compression.
Subject to any dilution resulting from the issuance of new equity by ETP Enogex and except as described below, each of the Partnership and OGE will be entitled to receive 50% of the cash distributions made by ETP Enogex. However, OGE will be entitled to (a) 55% of any cash distributions made by ETP Enogex prior to June 30, 2010 and (b) 75% of any cash distributions that exceed specified quarterly distribution amounts for the three-year period following consummation of this transaction, with the total additional distributions pursuant to these two disproportionate distribution mechanisms capped at approximately $50 million.
Consummation of the transaction is conditioned on antitrust approval, receipt of certain third party consents and certain other customary closing conditions. The transaction is also conditioned upon obtaining financing pursuant to a specified financing plan that would provide funding for payments from ETP Enogex to ETP and OGE at the closing of the transaction as well as other financings for ETP Enogex to provide longer-term credit capacity. Specifically, the financing plan (the “Financing Plan”) specifies that (a) ETP Enogex would, at a minimum, enter into a $700 million senior secured revolving credit facility, (b) ETP Enogex would issue approximately $800 million of senior unsecured notes and (c) Transwestern Pipeline Company, LLC would issue approximately $800 million in senior unsecured notes. ETP Enogex’s senior secured credit facility would be expected to be undrawn at closing and available for future capital expenditures and working capital. The proceeds from the issuance of the ETP Enogex senior notes and the Transwestern senior notes would be expected to be used to (i) make a $266 million cash payment to OGE, (ii) prepay all of the currently outstanding Transwestern notes, (iii) repay any intercompany loans made by the Partnership to Transwestern, (iv) repay amounts outstanding under Enogex’s credit facility and (v) repay any intercompany loans made by OGE to Enogex. Each of the parties have agreed that, as a condition to the parties’ obligations to consummate the transaction, the terms of the Financing Plan must be at least as favorable to ETP Enogex as certain agreed upon terms, which the Partnership believes approximate existing market terms.
Upon consummation of the transaction, each of OGE and ETP will agree that, subject to certain exceptions, the following projects and activities must be owned, developed, operated and conducted through ETP Enogex: (i) all intrastate natural gas and natural gas liquids transportation assets in the designated area described below, (ii) all natural gas and natural gas liquids processing and storage assets in the designated area, (iii) all interstate natural gas and natural gas liquids pipelines if any portion is located within the designated area, (iv) any expansion or extension of the Transwestern pipeline and (v) extensions of the Midcontinent Express pipeline. The designated area includes the State of Oklahoma and the counties in the Texas Panhandle, New Mexico, Arkansas, Colorado and Utah where the assets of Enogex and Canyon Gas Resources are currently located. Each of OGE and ETP and their respective affiliates would be precluded from making acquisitions of which a majority of the assets (based on fair market value) are located inside the designated area. However, upon consummation by ETP Enogex of such an acquisition that includes assets in Texas that are outside the designated area, ETP Enogex would be required to offer ETP the opportunity to acquire any assets located in Texas that are outside the designated area for the fair market value of such assets. Neither party would be precluded from making acquisitions of which a majority of the assets (based on fair market value) are located outside the designated area. However, upon consummation of such an acquisition, OGE or ETP, as applicable, would be required to offer ETP Enogex the opportunity to acquire any assets located within the designated area for the fair market value of such assets.

     Item 9.01 Financial Statements and Exhibits.
(d) Exhibits. In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibits 99.1 and 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act.
99.1	Energy Transfer Partners, L.P. Press Release, dated September 23, 2008.

99.2	Presentation regarding Announcement of Joint Venture.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Transfer Equity, L.P.

	By:	LE GP, LLC, its general partner

Date: September 24, 2008	By:	/s/ John W. McReynolds

John W. McReynolds
President and Chief Financial Officer

Exhibit Index
Exhibits
99.1	Energy Transfer Partners, L.P. Press Release, dated September 23, 2008.

99.2	Presentation regarding Announcement of Joint Venture.